Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Lamar Advertising Company and Lamar Media Corp.:

We consent to the use of our reports dated February 27, 2018 with respect to (a) the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules II and III, and the effectiveness of internal control over financial reporting as of December 31, 2017, and (b) the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules II and III, and the effectiveness of internal control over financial reporting as of December 31, 2017, (collectively, referred to as the “consolidated financial statements”) incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Our reports refer to a change in the Company’s method of accounting for business combinations.

/s/ KPMG LLP
August 6, 2018